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EXHIBIT 99.1

Contact:	NeoPharm, Inc.	Investors please contact:
	Larry Kenyon	Janet Dally
	CFO	MontRidge, LLC
	Tel: 847.295.8678	Tel: 203.894.8038

NEOPHARM AUTHORIZES COMMON STOCK REPURCHASE PROGRAM

LAKE FOREST, IL, SEPTEMBER 28, 2001–NeoPharm, Inc. (Nasdaq National Market: NEOL) today announced that its Board of Directors has authorized a stock repurchase program of up to 1 million shares over the next twelve months. Any purchases under the stock repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. Repurchased shares may be used for the Company's employee benefit plans, subsequent acquisitions or other general corporate purposes. The Company has approximately 14.7 million shares outstanding.

"The Board believes that NeoPharm's current stock price does not properly value our strong cash position, representing approximately $9.00 per share, and our ongoing product development efforts," said James Hussey, President and Chief Executive Officer of NeoPharm. "NeoPharm currently has two compounds in Phase II/III development with our partner, Pharmacia, and three of our own compounds in late Phase I development, which we anticipate will enter Phase II clinical studies in 2002. In addition, NeoPharm continues to pursue licensing opportunities using our proprietary NeoLipid™ system."

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of cancer compounds in various stages of development.

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company's drug development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Companies' drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Companies' drug candidates that could slow or prevent products coming to market, the uncertainty of patent protection for the Company's intellectual property or trade secrets and other risks detailed from time to time in filings the Company makes with Securities and Exchange Commission including their annual reports of Form 10-K and their quarterly reports on Forms 10-Q. Such statements are based on management's current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

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  EXHIBIT 99.1